Filed Pursuant to Rule 433

Registration Nos. 333-236162 and 333-236162-01

February 11, 2020

PRICING TERM SHEET

Novartis Capital Corporation

1.750% Notes due 2025

2.000% Notes due 2027

2.200% Notes due 2030

2.750% Notes due 2050

Fully and unconditionally guaranteed by

Novartis AG

1.750% Notes due 2025:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,000,000,000

Maturity Date:	February 14, 2025

Coupon:	1.750%

Interest Payment Dates:	February 14 and August 14, commencing August 14, 2020

Price to Public:	99.852%

Benchmark Treasury:	1.375% due January 31, 2025

Benchmark Treasury Price and Yield:	99-26+ / 1.411%

Spread to Benchmark Treasury:	37 bps

Yield:	1.781%

Optional Redemption:

Prior to January 14, 2025 (the date that is one month prior to the scheduled maturity date for the notes) (the “2025 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the 2025 par call date, together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+10 bps.

At any time on or after the 2025 par call date the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on the applicable redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989H AP3

ISIN:	US66989HAP38

Trade Date:	February 11, 2020

Expected Settlement Date:	February 14, 2020 (T+3)

Listing:	None

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc.

AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC NatWest Markets Securities Inc. SG Americas Securities, LLC

2.000% Notes due 2027:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,250,000,000

Maturity Date:	February 14, 2027

Coupon:	2.000%

Interest Payment Dates:	February 14 and August 14, commencing August 14, 2020

Price to Public:	99.909%

Benchmark Treasury:	1.500% due January 31, 2027

Benchmark Treasury Price and Yield:	99-29 / 1.514%

Spread to Benchmark Treasury:	50 bps

Yield:	2.014%

Optional Redemption:

Prior to December 14, 2026 (the date that is two months prior to the scheduled maturity date of the notes) (the “2027 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the 2027 par call date, together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+10 bps.

At any time on or after the 2027 par call date the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on the applicable redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989H AQ1

ISIN:	US66989HAQ11

Trade Date:	February 11, 2020

Expected Settlement Date:	February 14, 2020 (T+3)

Listing:	None

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC NatWest Markets Securities Inc. SG Americas Securities, LLC

2.200% Notes due 2030:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,500,000,000

Maturity Date:	August 14, 2030

Coupon:	2.200%

Interest Payment Dates:	February 14 and August 14, commencing August 14, 2020

Price to Public:	99.869%

Benchmark Treasury:	1.750% due November 15, 2029

Benchmark Treasury Price and Yield:	101-13 / 1.594%

Spread to Benchmark Treasury:	62 bps

Yield:	2.214%

Optional Redemption:

Prior to May 14, 2030 (the date that is three months prior to the schedule maturity date for the notes) (the “2030 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the 2030 par call date, together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+10 bps.

At any time on or after the 2030 par call date the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on the applicable redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989H AR9

ISIN:	US66989HAR93

Trade Date:	February 11, 2020

Expected Settlement Date:	February 14, 2020 (T+3)

Listing:	None

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC NatWest Markets Securities Inc. SG Americas Securities, LLC

2.750% Notes due 2050:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,250,000,000

Maturity Date:	August 14, 2050

Coupon:	2.750%

Interest Payment Dates:	February 14 and August 14, commencing August 14, 2020

Price to Public:	97.712%

Benchmark Treasury:	2.250% due August 15, 2049

Benchmark Treasury Price and Yield:	104-03+ / 2.063%

Spread to Benchmark Treasury:	80 bps

Yield:	2.863%

Optional Redemption:

Prior to February 14, 2050 (the date that is six months prior to the schedule maturity date of the notes) (the “2050 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the 2050 par call date, together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+15 bps.

At any time on or after the 2050 par call date the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on the applicable redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989H AS7

ISIN:	US66989HAS76

Trade Date:	February 11, 2020

Expected Settlement Date:	February 14, 2020 (T+3)

Listing:	None

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC NatWest Markets Securities Inc. SG Americas Securities, LLC

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2025 Notes, the 2027 Notes, the 2030 Notes or the 2050 Notes (collectively the “Notes”) on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the

Notes who wish to trade such notes on the date of pricing of the notes sold in this offering should consult their own advisor.

The issuer and the guarantor have filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer and the guarantor have filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, HSBC Securities (USA) Inc. toll-free at (866) 811-8049, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or MUFG Securities Americas Inc. toll-free at (877) 649-6848.